Exhibit 10.45
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “[REDACTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXECUTION COPY
LIONSGATE
2700 Colorado Avenue, Suite 200
Santa Monica, CA 90404
Tel: (310) 255-3853
Fax: (310) 255-3860
September 10, 2007
Mandate Pictures, LLC
8750 Wilshire Boulevard, Suite 300 East
Beverly Hills, California 90211
Attention: Joseph Drake
     Re: Overhead/Development/Production/Pre-Production
Ladies and Gentlemen:
     Reference is made to that certain Membership Interest Purchase Agreement (“Purchase Agreement”), dated September 10, 2007, by and among Drake Family Trust Dated August 29, 2002 (the “Drake Family Trust”), Nathan Kahane (“Kahane”), Brian Goldsmith (“Goldsmith”), Mandate Pictures, LLC (“Mandate”), Lions Gate Entertainment Inc. (“Purchaser”), Lions Gate Entertainment Corp. and Joseph Drake (“J. Drake”), individually and in his capacity as Mandate Representative. Terms used but not defined in this letter agreement (“Agreement”) shall have the meanings set forth in the Purchase Agreement to the extent defined therein.
     In connection with the Purchase Agreement, LGE on the one hand, and the Drake Family Trust, Kahane, Goldsmith, Mandate and J. Drake, on the other hand, hereby agree to the following:
1. Overhead Funds for Mandate.
     (a) From and after the Closing Date, during the term of J. Drake’s employment with Purchaser or an Affiliate thereof or such shorter period as the Mandate Representative may agree to in writing (the “Employment Term”), (i) Purchaser shall make available to Mandate funds to pay the Overhead of Mandate and all of its

Subsidiaries (including Ghost House Pictures) in an aggregate annual amount not exceeding the Overhead Cap, and (ii) the allocation of Overhead expenditures among Mandate and its Subsidiaries shall be determined by J. Drake. After the Employment Term, Purchaser shall cause to be paid all Overhead expenditures necessary to complete the production of any Motion Picture that was greenlit by the Company or its Subsidiaries before the expiration of the Employment Term; provided such Overhead paid by Purchaser shall not exceed the Overhead Cap on an annual basis.
     (b) For purposes of calculating the amounts payable to Sellers as Contingent Participation under the Purchase Agreement, Overhead with respect to a particular fiscal year shall be allocated on a pro rata basis among each 3(a) Picture, 3(b) Picture and Derivative Work for which principal photography is commenced during such fiscal year. By way of example, if in one (1) fiscal year there is one (1) 3(a) Picture, two (2) 3(b) Pictures and one (1) Derivative Work, [REDACTED] of Overhead would be allocated to the 3(a) Picture, [REDACTED] of Overhead would be allocated to the 3(b) Pictures and [REDACTED] of Overhead would be allocated to the Derivative Work. For clarification, Overhead may only be allocated once to a Motion Picture and only in an amount equal to such Motion Picture’s share of the Overhead for the fiscal year during which principal photography is commenced for such Motion Picture.
2. Development Funding for Mandate.
     (a) During the Employment Term, Purchaser shall make available no less than an aggregate of [REDACTED], on a revolving basis (the “Development Fund”), which Development Fund shall be used to fund the development expenses of Motion Pictures of Purchaser, Mandate and their respective Subsidiaries. The Parties agree that at no time shall there be more than [REDACTED] of unrecovered cash outstanding from the Development Fund. The Parties further agree that during the Employment Term, J. Drake may make development expense commitments of up to an additional [REDACTED] the aggregate (the “Additional Development Commitment Funds”) over and above the foregoing [REDACTED] cap; provided, that, there still can be no more than [REDACTED] of unrecovered cash in the aggregate outstanding. Notwithstanding anything to contrary contained herein or in his Employment Agreement, the Parties agree that in the last year of the Employment Term, J. Drake shall not have the authority to commit Purchaser, Mandate and their respective Subsidiaries to Motion Picture development expenses in excess of [REDACTED] in the aggregate, inclusive of any development funding from the Development Fund. During the Employment Term, J. Drake shall have the authority to make all decisions with respect to the timing, allocation and amount of development expenditures of Purchaser, Mandate and their respective Subsidiaries up to [REDACTED] per Motion Picture but subject to availability of funds from the Development Fund and the ability to commit the Additional Development Commitment Funds as provided above.
     (b) For the avoidance of doubt, the Parties agree that the Development Fund shall be reduced by amounts expended for the development of Motion Picture screenplays (whether for the acquisition of underlying rights or hiring screenwriters or otherwise), and the Development Fund shall be replenished by the amount paid for the applicable screenplay(s) if and when such screenplay(s) is/are sold to a third party or put into production and reimbursed from the budget of the Motion Picture produced therefrom (it being understood that such amounts shall be deemed to have been reimbursed upon the greenlighting for production of a Motion Picture based on such screenplay(s)).
3. Production and Pre-Production Funds for Mandate.
     (a) During the Employment Term, Purchaser shall either: (i) fund one hundred percent (100%) of the pre-production, production, or acquisition costs, as applicable, of Motion Pictures produced or acquired by Mandate and its Subsidiaries, or (ii) permit Mandate to arrange for third party financing, in accordance with Mandate’s past practice (as in effect prior to the Closing Date), for the production or acquisition of all Motion Pictures produced or acquired by Mandate and its Subsidiaries from and after the Closing Date.
     (b) During the Employment Term, Purchaser shall make available to Mandate not less than [REDACTED] on a revolving cash basis (the “Production Fund”), for all of Mandate’s and its Subsidiaries’ expenses (to the extent funding for such expenses are not covered by funds provided under Section 3(a)(i)) for pre-production and production of Motion Pictures greenlit by J. Drake (subject to the requirements on greenlighting set forth in the Employment Agreement) on behalf of Mandate and its Subsidiaries, not to exceed a maximum of [REDACTED] per Motion Picture so greenlit, unless otherwise approved by LGE’s Chief Executive Officer. The Production Fund shall be replenished if an amount funded by the Production Fund is repaid to Purchaser by Mandate after the applicable Motion Picture goes into production; if such amount is not repaid, the Production Fund shall be permanently reduced by the amounts drawn but unpaid; provided, that, for each Motion Picture that is produced, the Production Fund shall be replenished by a minimum of [REDACTED] up to the maximum cap of [REDACTED]. Notwithstanding anything to the contrary, the Production Fund and Purchaser’s commitment to make such funds available to Mandate and its Subsidiaries therefrom shall be subject to all applicable covenants and restrictions provided in Purchaser’s corporate financing arrangements, including, but not limited to, the LGE Credit Agreement. After termination of the Employment Term, Purchaser shall cause to be paid all production or acquisition costs, as applicable, as are necessary to complete and deliver all Motion Pictures greenlit for production or acquired by Mandate prior to the effective date of the termination of the Employment Agreement.
4. Disposition of Distribution Rights. Although LGE is a full service motion picture distributor, Mandate shall be entitled to license or sell distribution rights in 3(a) Pictures, 3(b) Pictures and Derivative Works to third parties, provided, that such license or sale is an arm’s length transaction containing reasonable and customary industry standard terms in Mandate’s reasonable discretion, and provided further that Mandate may not license or sell such rights if the license or sale would breach those of LGE’s third party output arrangments set forth on Schedule I, which require LGE to include pictures of Affiliates. LGI represents and warrants that it has identified to Mandate each current arrangement that could reasonably be expected to restrict Mandate’s ability to license or sell distribution rights in 3(a) Pictures, 3(b) Pictures or Derivative Works to third parties and has notified Mandate of any such restrictions in such arrangements before the date hereof. Mandate will continue to be bound by any future output arrangments that LGE may make, provided LGE will endeavor in good faith to attempt to exclude Mandate’s picures from future output arrangements, but LGE cannot assure Mandate that LGE will be able to do so.
5. Miscellaneous.
     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATION OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, EXLCUSIVE OF ITS CONFLICTS OF LAW PROVISIONS.
     (b) This Agreement may be executed in two (2) or more counterparts, each of which, when executed and delivered, will be deemed an original but all of which together will constitute one and the same instrument. A PDF or fax signature page shall be deemed an original signature page.
     (c) The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement, together with the schedules referenced herein and together with the Purchase Agreement to the extent referenced herein or terms used herein are defined therein, constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.
     (d) No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by the Parties.
     (e) Each Party submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California. Each Party agrees that a final judgment in any Action so brought may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that service of process on it by notice as provided in Section 9.4 of the Purchase Agreement shall be deemed effective service of process.
     (f) Any dispute, controversy or claim (each a “Dispute”) arising out of or relating to this Agreement (including its application, interpretation, or any alleged breach hereunder) will be resolved in accordance with the procedures specified in Section 9.15

(Dispute Resolution) of the Purchase Agreement. The parties intend that such provisions will be valid, binding, enforceable, irrevocable, will survive any termination of this Agreement and will be the sole and exclusive set of procedures for the resolution of any Disputes.
     (g) Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (h) Section 9.4 of the Purchase Agreement shall govern the giving of all notices hereunder.

Sincerely, Lions Gate Entertainment Inc.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel

Acknowledged and Agreed to
as of this 10th day of September, 2007:
Drake Family Trust

By:	/s/ Joseph Drake
Name:	Joseph Drake
Its:	Trustee

By:	/s/ Margaret Drake

Name:	Margaret Drake
Its:	Trustee

/s/ Nathan Kahane

Nathan Kahane

/s/ Brian Goldsmith

Brian Goldsmith

Mandate Picutres, LLC

By:	/s/ Joseph Drake

Name:	Joseph Drake
Title:	President

/s/ Joseph Drake

Joseph Drake

Schedule I
THIS SCHEDULE HAS BEEN OMITTED IN RELIANCE UPON ITEM 601(B)(2) OF REGULATION S-K. THE COMPANY AGREES TO FURNISH THE SEC, SUPPLEMENTALLY, WITH A COPY OF THE OMITTED SCHEDULE UPON REQUEST.